SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant      /X/

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      Rule 14a-6(e)(2))

/  /  Definitive Proxy Statement

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/X/  Soliciting Material under Rule 14a-12


                                 WHX Corporation
                                 ---------------
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
                       -----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Series A Convertible Preferred Stock, $.10 par value Series B Convertible Preferred Stock, $.10 par value

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

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

The following press release was issued by Dolphin Limited Partnership I, L.P. on July 8, 2004. Dolphin does not intend at this time to conduct a solicitation with respect to any security of WHX Corporation. The filing of the press release on Schedule 14A under Rule 14a-12 is made only as a cautionary matter and is without prejudice to the possibility that Dolphin's intentions may change at any time in the future. Donald T. Netter, the senior managing director of Dolphin, owns 2,000 shares of Series A convertible preferred stock of WHX and may be deemed a participant in any solicitation made by Dolphin.


================================================================================
                                  PRESS RELEASE
================================================================================


              DOLPHIN-I SEEKS LIST OF WHX PREFERRED HOLDERS AND KEY
                    BOARD MINUTES TO REDRESS ABSENCE OF CLASS
                                 REPRESENTATION


STAMFORD, CONNECTICUT, July 8, 2004/Businesswire/ - Dolphin Limited Partnership I, L.P., a Stamford, CT. based private investment partnership and the holder of approximately 170,000 of the WHX Series A and B Convertible Preferred Stock, is seeking a current list of preferred beneficial holders and key board minutes to redress an absence of class representation. Accordingly, today Dolphin sent the following letter to the Company:

                                                                  July 8, 2004
Mr. Neale X. Trangucci, CEO
WHX Corporation
110 East 59th St.
NY, NY, 10022

Dear Mr. Trangucci:

Thank you for your prompt response to Dolphin Limited Partnership I, L.P.'s letter of July 2, 2004 requesting that:

       (i) The WHX ten member board be substantially reduced and two qualified preferred directors be added, and

      (ii) WHX pro-actively organize a preferred holder committee and underwrite the related professional expenses, as is customary.

Unfortunately, your oral responses to us as well as your letter fail to answer our key question: Given the Company's historical performance, what has the Company's core management group and continuing ten member board done to earn the trust of the preferred holders that there will be a fair process for all stakeholders? In this regard, we believe that the Company has been insensitive to four key facts:

      (i) Over the past five years, common and preferred holders have lost over $275 million while members of senior management and the WHX board have been highly compensated;

      (ii) The preferreds (with an aggregate redemption value of $276 million excluding 15 quarters of accrued and unpaid dividends) have a market value of nearly three times that of the equity, are senior to the equity, but have no representation on the WHX board. Neither in our conversations nor in your response letter have you offered a credible explanation why the WHX ten member board should not be significantly reduced, or why two representative preferred directors should not be added (which, as our attorneys indicated, does not necessarily have to include Dolphin representatives);

      (iii) The Company has engaged Jefferies & Co. to advise on an as-yet undisclosed recapitalization plan, which is likely to be of critical importance to the holders of the preferred stock. Unlike the common equity, the preferred holders have no representatives with full access to Company information or to the proposed terms of the recapitalization program. The Company has offered select preferred holders access to information, about which the Company "makes no representation or warranty as to [its] accuracy or completeness" and "has no duty to update or supplement." This does not in our view discharge the Company's fiduciary obligations to the preferred class which, we believe, can only be achieved through preferred board representation and a representative committee of preferred holders underwritten by the Company.

      (iv) Without consulting the preferred holders, on March 31, 2004 the Company structurally subordinated stakeholders at the parent (including the preferreds) by downstreaming significant cash and operating assets from the parent to the Handy & Harman subsidiary and executed a senior refinancing at no less than a 12% interest rate at this subsidiary.

In your response letter, you stated that, with regard to the preferred holders electing directors, the Company does not have any "present intention to either support or hinder any proposal." Given the Company's current financial circumstances and the lack of representation of the preferreds, we do not view the addition of preferred directors as "disruptive at the present time" as indicated in your letter. In fact, we have not yet heard a credible reason as to why the Company has not bent over backwards to redress this situation.

Again, we understand from the Company's press release on June 7th and our conversations with you that, just over 50% of the preferreds failed to even vote at this year's June annual meeting (just missing a quorum). This is most shocking, as sophisticated preferred holders, with fiduciary duties to their investing constituencies should appreciate the overwhelmingly positive value of obtaining board representation for the class. As we indicated, we believe that a fully publicized process, in which the Company gives its blessing and encouragement to the exercise of the rights of the preferred holders, would lead to qualified preferred representation on the board, measurably adding to any potential restructuring.

Finally, you have indicated to us, both in your letter and in our conversations, that the Company favors the formation of a committee of preferred holders. Yet, we have not seen the Company take any concrete steps in this direction, notwithstanding Jefferies having been engaged for quite some time now.

Despite our overtures and our suggestions for a governance structure that fairly addresses the rights and concerns of all preferred holders, we believe the Company has been unresponsive. Dolphin has made many investments in its ten-year history. In only a handful of circumstances have we found it necessary to take public action. Accordingly, by separate letter and pursuant to our rights under Delaware law, we will be requesting the most currently available list of preferred beneficial holders (and the list that Jefferies has been using to solicit preferred holders), and the minutes of the board meetings regarding the hiring of Jefferies, the recapitalization plan, the asset downstreaming and the costly refinancing that occurred on March 31, 2004.

Our door remains open if the Company chooses to modify its positions. We further ask that you distribute this letter to the WHX board of directors.

Very Truly Yours,


/s/ Donald T. Netter
------------------------------
Donald T. Netter
Senior Managing Director


Contact:    L. Bolster
            (203) 358-8000